Exhibit 77(q)(1)(e)(25)

                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

      For the services provided by T. Rowe Price Associates, Inc. on behalf of the following Series of ING Investors Trust (formerly known as The GCG Trust), pursuant to the Portfolio Management Agreement dated October 24, 1997, as amended, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates:

SERIES(1)                                                                   RATE
---------                                                                   ----
ING T. Rowe Price Capital Appreciation Portfolio                0.50% of first $250 million
                                                                 0.40% of next $250 million
                                                    once assets reach $500 million, 0.40% on all assets
                                                                     up to $1 billion;
                                                                      0.35% thereafter

ING T. Rowe Price Equity Income Portfolio                       0.40% of first $250 million;
                                                                0.375% of next $250 million;
                                                                      0.35% thereafter

----------
(1) The fees payable under this Portfolio Management Agreement are subject to a preferred provider discount. For purposes of this discount, the assets of the Series will be aggregated with those of ING T. Rowe Price Diversified Mid Cap Growth Portfolio and ING T. Rowe Price Growth Equity Portfolio (the "IPI Portfolios"), each a series of ING Partners, Inc. that is managed by an affiliate of the Manager and sub-advised by the Portfolio Manager. The discount will be calculated based on the aggregate assets of the Series and the IPI Portfolios as follows, and will be applied to any fees payable by a Series.

      o     Aggregate assets between $750 million and $1.5 billion = 5% discount

      o Aggregate assets between $1.5 billion and $3.0 billion = 7.5% discount

      o     Aggregate assets greater than $3.0 billion = 10% discount